                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-52658
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 14, 2002)

                           EMERSON ELECTRIC CO. LOGO
                                 $1,000,000,000
                               MEDIUM TERM NOTES
                            ------------------------
Emerson Electric Co. may offer from time to time its Medium Term Notes. We will include the specific terms of any Notes that we may offer in a Pricing Supplement to this Prospectus Supplement. Unless the Pricing Supplement provides otherwise, the Notes that we offer will have the following general terms:

- The Notes will mature in nine months or more from the date of issue.
- The Notes will bear interest at either a fixed, amortizing fixed or floating rate. Floating rate interest will be based on any of or a combination of any of the following rates:
   -  CD Rate
   -  Commercial Paper Rate
   -  EURIBOR
   -  Federal Funds Rate
   -  LIBOR
   -  Prime Rate
   -  Treasury Rate
   -  CMT Rate
   -  Any other rate specified in the applicable Pricing
      Supplement
- We will pay interest on fixed rate (other than amortizing fixed rate) Notes on May 15 and November
   15.
- We will pay interest on amortizing fixed rate Notes quarterly on February 15, May 15, August 15 and
   November 15 or semiannually on May 15 and November
   15.
- We will pay interest on floating rate Notes on the dates specified herein or in the applicable Pricing
   Supplement.
-  The Notes will be held in global form by The
   Depository Trust Company.
- The Notes will not be subject to redemption and repurchase.
- The Notes will be in minimum denominations of $1,000, and integral multiples of $1,000.

                            ------------------------

                                        PRICE TO                 AGENTS'                       PROCEEDS TO
                                         PUBLIC                COMMISSIONS                       COMPANY
                                        --------               -----------                     -----------
Per Note.......................           100%               0.125% - 0.750%                99.875% - 99.250%
Total..........................      $1,000,000,000      $1,250,000 - $7,500,000       $998,750,000 - $992,500,000

We will issue the Notes at 100% of their principal amount, unless we specify otherwise in the applicable Pricing Supplement. The table above assumes that we issue the Notes at 100% of their principal amount and is before deducting expenses. Also see "Supplemental Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC, Banc One Capital Markets, Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. have agreed to use their best efforts to solicit offers to purchase the Notes as Agents for Emerson. Notes may also be sold to the several Agents as principals at negotiated discounts. We reserve the right to sell the Notes directly on our behalf or through agents or underwriters. We or the Agents may reject any order in whole or in part. See "Supplemental Plan of Distribution" for additional information. There is no established trading market for the Notes and there can be no assurance that a secondary market for the Notes will develop.

                            ------------------------

          BANC OF AMERICA SECURITIES LLC                       BANC ONE CAPITAL MARKETS, INC.
                     JPMORGAN                                          MORGAN STANLEY
                                          SALOMON SMITH BARNEY

October 7, 2002

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. We are offering to sell the Notes, and seeking offers to buy the Notes, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Important Currency Exchange Information.....................     S-3
Foreign Currency Risks......................................     S-3
Description of the Notes....................................     S-4
United States Federal Income Tax Consequences to Holders....    S-26
Supplemental Plan of Distribution...........................    S-34
Validity of the Notes.......................................    S-36
                             PROSPECTUS
                                                                PAGE
                                                                ----
Where You Can Find More Information.                               2
Information About Emerson...................................       3
Use of Proceeds.............................................       3
Ratio of Earnings to Fixed Charges..........................       3
Description of the Debt Securities..........................       4
Book-Entry Debt Securities..................................       8
Plan of Distribution........................................      10
Experts.....................................................      10

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Unless the applicable Pricing Supplement provides otherwise, purchasers must pay for the Notes in U.S. dollars, and we will make payments of principal and interest on the Notes in U.S. dollars. The applicable Pricing Supplement may provide that purchasers must pay for the Notes in a specified currency other than U.S. dollars and/or that we will make payments of principal and interest on those Notes in that specified currency. Currently, a limited number of facilities in the United States convert U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless a Pricing Supplement specifies otherwise or unless we make alternative arrangements, we will make payment of principal and interest on Notes in a specified currency other than U.S. dollars to an account at a bank outside the United States. See "Description of the Notes" and "Foreign Currency Risks."

     The Exchange Rate Agent will handle the conversion of a specified currency into U.S. dollars or U.S. dollars into a specified currency, as the case may be, if the applicable Pricing Supplement provides that

     - we will make payments of principal of and interest on a non-U.S. dollar denominated Note in U.S. dollars or

     - we will make payments of principal of and interest on a U.S. dollar denominated Note in a specified currency other than U.S. dollars.

     Holders of the Notes will bear the costs of such conversion through deductions from such payments. Any Agent may act, from time to time, as the Exchange Rate Agent. Unless we indicate otherwise in the applicable Pricing Supplement, the Exchange Rate Agent will be The Bank of New York.

     When we refer to "U.S. dollars," "U.S. $" or "$" in this Prospectus Supplement we mean the currency of the United States of America.

                             FOREIGN CURRENCY RISKS

     This Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement do not describe all the risks of an investment in Notes denominated in, or the payment of which is related to the value of, a foreign currency. We disclaim any responsibility to advise prospective purchasers of those risks as they exist at the date of this Prospectus Supplement or as those risks may change in the future. Prospective investors should consult their own financial and legal advisors as to such risks. Foreign Currency Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions and exchange rate fluctuations.

EXCHANGE RATES AND EXCHANGE CONTROLS

     Any investment in Notes that are denominated in, or the payment of which is related to the value of, a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. These risks generally depend on economic and political events over which we and you have no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue or accelerate in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a negative yield or loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are U.S. residents, and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal or interest on a Note. Even if there are no actual exchange controls, it is possible that the specified currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, we would make required payments in U.S. dollars. See "Description of the Notes--Unavailability of Foreign Currency."

     With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable currency exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. New York courts will normally enter judgments or decrees for money damages in the foreign currency in which the Notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in a currency other than U.S. dollars.

                            DESCRIPTION OF THE NOTES

     This section is a summary of the material terms that are common to the Debt Securities we are offering, which we refer to as the "Notes." This summary supplements, and is qualified by reference to, the description of the general terms and provisions of the Debt Securities contained in the Prospectus. However, if any particular term of the Notes described here is inconsistent with any general terms described in the accompanying Prospectus, the particular term described here will control.

     When we issue any particular Note or Notes, we will specify their particular terms in a "Pricing Supplement" to this Prospectus Supplement. The terms of any particular Notes may be different from or in addition to the terms summarized here.

     In this section, we use capitalized terms to signify defined terms that have special meaning under the Indenture pursuant to which we will issue the Notes, or under the terms of the Notes, or as explained in the accompanying Prospectus. We describe meanings in this section for only the more important terms.

     In this entire Prospectus Supplement, the terms "Emerson," "we," "our" and "us" refer to Emerson Electric Co. Also, in this section, "you", "your" and "holders" mean those who own Notes registered in their own names and not those who own beneficial interests in Notes registered in "street name" or in Notes represented by a global Note or Notes issued in "book-entry" form through the Depositary. Owners of beneficial interests in the Notes should read the subsection below entitled "Book-Entry System."

GENERAL FEATURES OF THE NOTES

     We will issue the Notes under the Indenture dated as of December 10, 1998, between Emerson and The Bank of New York, as Trustee. An officer's certificate will set forth the terms of the Notes that we may issue in accordance with the Indenture. We may issue the Notes from time to time in an aggregate principal amount of up to $1,000,000,000 or the equivalent thereof in one or more foreign currencies, subject to reduction as a result of our sale of other Debt Securities. Information about the Indenture and a description of the general terms and provisions of the Debt Securities that we may issue under the Indenture are in the accompanying Prospectus under "Description of the Debt Securities."

     The Notes will rank equally with all our other unsecured and unsubordinated debt. For the purpose of calculating the principal amount of Notes issued under this Prospectus Supplement,

     - the principal amount of any Discount Note (as defined below) means the issue price of such Note; and

     - the principal amount of any Note issued in a foreign currency means the U.S. dollar equivalent of the issue price of such Note on the date of issue.

     The Notes will mature on any day nine months or more from the date of issue, as set forth in the applicable Pricing Supplement. Except as the applicable Pricing Supplement may provide, we will issue the Notes only in fully registered form. Unless otherwise provided in the applicable Pricing Supplement, the Notes will be denominated in Authorized Denominations (defined below).

     We will offer the Notes on a continuing basis, as either Book-Entry Notes represented by global securities or certificated Notes. Except as set forth in the Prospectus under "Description of the Debt Securities--Book-Entry Debt Securities," Book-Entry Notes will not be issuable as certificated Notes. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities. See "--Book-Entry System" below.

     You may present the Notes for payment of principal and interest, register the Notes for transfer and exchange the Notes at the agency in The City of New York that we maintain for such purpose; provided that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth in the Prospectus under "Description of the Debt Securities--Book-Entry Debt Securities." Unless we indicate otherwise in the applicable Pricing Supplement, The Bank of New York, acting through its principal corporate trust office in New York, New York, will act as the Registrar and Transfer Agent, the Paying Agent and the Authenticating Agent for the Notes.

     The applicable Pricing Supplement will specify the issue price of each Note that we sell, the interest rate or interest rate formula, interest payment date(s), maturity, currency and principal amount and any other terms on which we will issue each Note.

CERTAIN DEFINITIONS

     The following terms in this Prospectus Supplement have the following meanings:

     "Authorized Denominations" means, unless otherwise provided in the applicable Pricing Supplement,

     - with respect to Notes denominated in U.S. dollars, $1,000 or any amount in excess thereof which is an integral multiple of $1,000; and

     - with respect to Notes denominated in a specified currency other than U.S. dollars, the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such specified currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such specified currency, as determined by reference to the Market Exchange Rate on the Business Day immediately preceding the date of issuance.

     "Business Day" means any day, other than a Saturday or Sunday that is not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, New York, or St. Louis, Missouri, and, with respect to Notes denominated in a specified currency other than U.S. dollars, is

     - not a day on which banking institutions are authorized or required by law or regulation to close in the financial center of the country issuing the specified currency (or, in the case of the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union (the "euro"), the day is also not a TARGET Settlement Day (defined below); and

     - a day on which banking institutions in such financial center are carrying out transactions in such specified currency; and

     - with respect to LIBOR Notes, a London Banking Day.

     Unless otherwise specified in the applicable Pricing Supplement, "London Banking Day" means any day

     - if the Index Currency is other than the euro, on which dealings in deposits in such Index Currency are transacted in the London interbank market; or

     - if the Index Currency is the euro, any day on which the Trans European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open ("TARGET Settlement Day").

     "Discount Note" means any Note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture.

     "Euro LIBOR Notes" means LIBOR notes for which the index currency is the euro.

     An "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of the Notes, regularly scheduled interest shall be payable. Such Interest Payment Date shall be specified in the applicable Pricing Supplement.

     The "Market Exchange Rate" means the noon dollar buying rate in New York City for cable transfers of such specified currency as published by the Federal Reserve Bank of New York.

     The "Record Date" with respect to any Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

INTEREST AND PRINCIPAL PAYMENTS

     RECIPIENTS OF PAYMENTS

     The Paying Agent will pay interest to the person in whose name the Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. In general, the Paying Agent will make the initial interest payment on a Note on the first Interest Payment Date falling after the date the Note is issued. However, unless we specify otherwise in the applicable Pricing Supplement, the Paying Agent will make payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such next succeeding Interest Payment Date.

     BOOK-ENTRY NOTES

     The Paying Agent will make payments of principal, premium, if any, and interest to the account of the Depositary, as holder of Book-Entry Notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the Book-Entry Notes as shown on the records of the Depositary. We also expect that payments by the Depositary's participants to owners of beneficial interests in the Book-Entry Notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

     CERTIFICATED NOTES

     Except as indicated below for payments of interest at maturity, or upon redemption or repayment, the Paying Agent will make U.S. dollar payments of interest on certificated Notes either:

     - by check mailed to the address of the person entitled to payment as shown on the Note register; or

     - for a holder of at least $10,000,000 in aggregate principal amount of certificated Notes having the same Interest Payment Date, by wire transfer of immediately available funds, if the holder has given written notice to the Paying Agent not later than 15 calendar days prior to the applicable Interest Payment Date.

     U.S. dollar payments of principal, premium, if any, and interest, at maturity, redemption or upon repayment of a Note will be made in immediately available funds against presentation and surrender of the Note.

     PAYMENT PROCEDURES FOR BOOK-ENTRY NOTES DENOMINATED IN A FOREIGN CURRENCY

     A beneficial owner of Book-Entry Notes payable in a specified currency other than U.S. dollars will receive all or a portion of the payments of principal, premium, if any, or interest in U.S. dollars unless the beneficial owner elects to receive payments in the specified currency. In those cases, the Depositary, as the holder, will elect to receive all payments with respect to the beneficial owner's interest in the Notes in U.S. dollars, unless:

     - the beneficial owner gives complete instructions to the direct or indirect participant through which it holds the Book-Entry Notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a Note payable in euros, the account must be a euro account in a country for which the euro is the lawful currency;

     - the participant notifies the Depositary of the beneficial owner's election on or prior to the third business day after the applicable Record Date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium; and

     - the Depositary notifies the Paying Agent of the beneficial owner's election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

     Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

     PAYMENT PROCEDURES FOR CERTIFICATED NOTES DENOMINATED IN A FOREIGN CURRENCY

     For certificated Notes payable in a specified currency other than U.S. dollars, the Notes may provide that the holder may elect to receive all or a portion of the payments on those Notes in U.S. dollars. To do so, the holder must send a written request to the Paying Agent:

     - for payments of interest, on or prior to the fifth Business Day after the applicable Record Date; or

     - for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

     To revoke this election for all or a portion of the payments on the certificated Notes, the holder must send written notice to the Paying Agent:

     - at least five Business Days prior to the applicable Record Date, for payment of interest; or

     - at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

     If the holder does not elect to be paid in U.S. dollars, the Paying Agent will pay the principal, premium, if any, or interest on the certificated Notes:

     - for a holder of at least $10,000,000 in aggregate principal amount (or the equivalent in a specified currency) of certificated Notes having the same Interest Payment Date by wire transfer of immediately available funds in the specified currency to the holder's account at a bank located outside the United States, and in the case of a Note payable in euros, in a country for which the euro is the lawful currency, if the Paying Agent has received the holder's written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

     - by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the Note register, if the holder is not eligible for payment by wire transfer or has not provided wire instructions.

     However, the Paying Agent will only pay the principal of the certificated Notes, any premium and interest due at maturity, or on any redemption or repayment date, upon surrender of the certificated Notes at the office or agency of the Paying Agent.

     DETERMINATION OF EXCHANGE RATE FOR PAYMENTS IN U.S. DOLLARS FOR NOTES DENOMINATED IN A FOREIGN CURRENCY

     The Exchange Rate Agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of Book-Entry Notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     - of the specified currency for U.S. dollars for settlement on the payment date;

     - in the aggregate amount of the specified currency payable to those holders or beneficial owners of Notes; and

     -  at which the applicable dealer commits to execute a contract.

     One of the dealers providing quotations may be the Exchange Rate Agent unless the Exchange Rate Agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of Notes will pay all currency exchange costs by deductions from the amounts payable on the Notes.

     UNAVAILABILITY OF FOREIGN CURRENCY

     The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest on any Note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the Notes by making those payments on the date of payment in U.S. dollars on the basis of the Market Exchange Rate on the second Business Day immediately preceding the payment date. If that rate of exchange is not then available or is not published for a particular payment currency, the Market Exchange Rate will be based on the highest bid quotation in The City of New York received by the

Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     - of the specified currency for U.S. dollars for settlement on the payment date;

     - in the aggregate amount of the specified currency payable to those holders or beneficial owners of Notes; and

     -  at which the applicable dealer commits to execute a contract.

     One of the dealers providing quotations may be the Exchange Rate Agent unless the Exchange Rate Agent is our affiliate. If those bid quotations are not available, the Exchange Rate Agent will determine the Market Exchange Rate at its sole discretion.

     These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, Emerson may at its option, or will, if required by applicable law, without the consent of the holders of the affected Notes, pay the principal of, premium, if any, or interest on any Note denominated in the specified currency in euros. Any payment made in U.S. dollars or in euros as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

DISCOUNT NOTES

     Certain Notes, including Discount Notes, may be considered to be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant rate. See "United States Income Tax Consequences to Holders--Original Issue Discount" below. Unless we otherwise specify in the applicable Pricing Supplement, if the principal of any Discount
Note is declared to be due and payable immediately as described under "Description of the Debt Securities--Events of Default, Notice and Waiver" in the Prospectus, the amount of principal due and payable with respect to such Note will be limited to the sum of (a) the aggregate principal amount of such Note multiplied by its issue price (expressed as a percentage of the aggregate principal amount) plus (b) the original issue discount amortized from the date of issue to the date of declaration, which amortization will be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

FIXED RATE NOTES

     Each Note bearing interest at a fixed rate (a "Fixed Rate Note,") will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "--Extension of Maturity," until the principal thereof is paid or made available for payment. Unless we specify otherwise in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     INTEREST PAYMENT DATES; AMORTIZING NOTES

     Unless we specify otherwise in the applicable Pricing Supplement, we will make payments of interest on Fixed Rate Notes, other than Amortizing Notes, semiannually on each May 15 and November 15 and at maturity or upon any earlier redemption or repayment. Amortizing Notes are securities on which payments of principal and interest are made in installments over the life of the security. Unless we otherwise specify in the applicable Pricing Supplement, we will make payments of principal and interest on Amortizing Notes either quarterly on each February 15, May 15, August 15 and November 15 or semiannually on each May 15 and November 15, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. We will apply payments with respect to Amortizing Notes first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. We will provide a table setting forth repayment information in respect of each Amortizing Note to the original purchaser and, upon request, to subsequent holders.

     If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, we will make the interest payment on the next day that is a Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date. If the maturity (or date of redemption or repayment) of any Fixed Rate Note falls on a day that is not a Business Day, we will make the payment of interest and principal on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date (or date of redemption or repayment).

     AMOUNT OF INTEREST PAYABLE

     Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which we have paid interest, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

FLOATING RATE NOTES

     Each Note bearing interest at a floating rate (a "Floating Rate Note") will bear interest from the date of issuance until we pay or make available for payment the principal at a rate determined by reference to an interest rate basis or formula (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

     -  the CD Rate;

     -  the Commercial Paper Rate;

     -  EURIBOR;

     -  the Federal Funds Rate;

     -  LIBOR;

     -  the Prime Rate;

     -  the Treasury Rate;

     -  the CMT Rate; or

     - such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note.

     The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     FORMULA FOR INTEREST RATES

     Unless we otherwise specify in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note. The "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement to be applied to the Base Rate for such Floating Rate Note.

     LIMITATIONS ON INTEREST RATES

     If we specify in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following:

     - a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and

     - a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate").

In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law or other applicable state law, as the same may be modified by United States law of general application.

     HOW FLOATING INTEREST RATES ARE RESET

     The interest rate in effect from the date of issue to the first Interest Reset Date (defined below) with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate"). The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the last Interest Reset Date (or, if none, the Initial Interest Rate). However, the interest rate in effect for the ten calendar days immediately prior to maturity, redemption, or repayment will be that in effect on the tenth calendar day preceding such maturity, redemption, or repayment date.

     The determination of the rate of interest to which the applicable Notes will be reset on any Interest Reset Date shall be made by the Calculation Agent using the applicable rate as of the Interest Determination Date (as defined below) pertaining to such Interest Reset Date. The Calculation Agent shall calculate the interest rate in accordance with the provisions herein or before the Calculation Date (as defined herein).

     Unless we otherwise specify in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless we otherwise specify in the Pricing Supplement, the Interest Reset Date will be:

     -  in the case of Floating Rate Notes that reset daily, each Business Day;

     - in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week;

     - in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week, except as provided below;

     - in the case of Floating Rate Notes that reset monthly, the 15th day of each month;

     - in the case of Floating Rate Notes that reset quarterly, the 15th day of February, May, August and November;

     - in the case of Floating Rate Notes that reset semiannually, the 15th day of two months of each year, as specified in the applicable Pricing Supplement; and

     - in the case of Floating Rate Notes that reset annually, the 15th day of one month of each year, as specified in the applicable Pricing Supplement.

     If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a EURIBOR Note or a LIBOR Note, if such next Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     WHEN INTEREST IS PAID

     Except as provided below, unless we otherwise specify in the applicable Pricing Supplement, we will pay interest on Floating Rate Notes as follows:

     - in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the 15th day of each month or on the 15th day of February, May, August and November, as specified in the applicable Pricing Supplement;

     - in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the 15th day of February, May, August and November;

     - in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the 15th day of the two months specified in the applicable Pricing Supplement; and

     - in the case of Floating Rate Notes with an annual Interest Reset Date, on the 15th day of the month specified in the applicable Pricing Supplement.

     However, if the first Interest Payment Date is less than 15 days after the date of issuance, interest will not be paid on the first Interest Payment Date, but will be paid on the second Interest Payment Date.

     If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, we will make the interest payment on the next day that is a Business Day (and no interest on such payment will accrue for the period from and after the Interest Payment
Date). However, in the case of a EURIBOR Note or a LIBOR Note, if such next Business Day is in the next succeeding calendar month, we will make the interest payment on the Business Day immediately preceding the Interest Payment Date. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

     HOW INTEREST IS CALCULATED

     Unless we otherwise specify in the applicable Pricing Supplement, interest payments for Floating Rate Notes will be the amount of interest accrued from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or maturity date or date of earlier redemption or repayment, as the case may be.

     With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless we otherwise specify in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day:

     - by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, EURIBOR Notes, Federal Funds Rate Notes, LIBOR Notes (except for LIBOR Notes denominated in pounds sterling) and Prime Rate Notes; or

     - by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes; or

     -  by 365 in the case of LIBOR Notes denominated in pounds sterling.

     All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. All currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest minimum unit of such currency (e.g., nearest cent), with one-half of such unit (e.g., one-half cent) rounded upward.

     CALCULATION AGENT

     Unless otherwise stated in the applicable Pricing Supplement, the Calculation Agent with respect to any issue of Floating Rate Notes will be The Bank of New York. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     INTEREST DETERMINATION DATE

     The Interest Determination Date for any Interest Reset Date is the day the Calculation Agent will refer to when determining the new interest rate at which a floating rate will reset. The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for LIBOR Notes (other than Euro LIBOR Notes) will be the second London Banking Day preceding such Interest Reset Date, except that the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note for which the Index Currency is pounds sterling will be the Interest Reset Date. For EURIBOR Notes or Euro LIBOR Notes, the Interest Determination Date will be the second TARGET Settlement Day preceding such Interest Reset Date.

     The Interest Determination Date pertaining to an Interest Reset Date for Treasury Rate Notes will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the next day, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     CALCULATION DATE

     Unless we otherwise specify in the applicable Pricing Supplement, the "Calculation Date," where applicable below, pertaining to an Interest Determination Date will be the earlier of

     - the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or

     - the Business Day preceding the applicable Interest Payment Date or maturity date, as the case may be.

     Interest rates will be determined by the Calculation Agent as follows:

     CD RATE NOTES

     CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless we otherwise specify in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519),

Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication ("H.15 Daily Update"), for the day in respect of certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement under the caption "CDs (Secondary Market)."

     - If such rate is not yet published in either H.15(519) or the H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent (after consultation with the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time.

     - If fewer than three dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such Interest Determination Date.

     COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless we otherwise specify in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper--Nonfinancial."

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

     - In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update under the heading "Commercial
        Paper -- Nonfinancial."

     - If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or H.15 Daily Update or another recognized electronic source, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with the Company) for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

     - If the dealers selected by the Calculation Agent are not quoting offered rates as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such Interest Determination Date.

"Money Market Yield" shall be a yield calculated in accordance with the following formula:

     Money Market Yield =    D X 360
                          ------------
                          360 (D X M) X 100

where "D" refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

     EURIBOR NOTES

     EURIBOR Notes will bear interest at the interest rate (calculated with reference to EURIBOR and the Spread and/or Spread Multiplier, if any) specified in the EURIBOR Notes and the applicable Pricing Supplement.

     Unless we otherwise specify in the applicable Pricing Supplement, "EURIBOR," for each Interest Determination Date relating to a EURIBOR Note, means the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI--The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the Index Maturity specified in the applicable Pricing Supplement as that rate appears on the display on Moneyline Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

     The following procedures will be followed if the rate cannot be determined as described above:

     - If the above rate does not appear on Telerate Page 248 by 11:00 a.m. (Brussels time), the Calculation Agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent, after consultation with us, to provide the Calculation Agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the Interest Determination Date, to prime banks in the Euro-zone interbank market for the Index Maturity specified in the applicable Pricing Supplement commencing on the applicable Interest Reset Date, and in a principal amount not less than the equivalent of U.S. $1 million in euros that is representative of a single transaction in euros, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

     - If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the Calculation Agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable Interest Reset Date for loans in euros to leading European banks for a period of time equivalent to the Index Maturity specified in the applicable Pricing Supplement commencing on that Interest Reset Date in a principal amount not less than the equivalent of U.S. $1 million in euros that is representative of a single transaction in euros in that market at that time.

     - If the banks so selected by the Calculation Agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as the EURIBOR rate then in effect on the Interest Determination Date.

     "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

     FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless we otherwise specify in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", as displayed on Moneyline Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

     The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

     - If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading "Federal Funds (Effective)."

     - If such rate is not yet published in either H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent (after consultation with Emerson) prior to 9:00 A.M., New York City time, on such Interest Determination Date.

     - If the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate with respect to such Interest Determination Date will remain the Federal Funds Rate then in effect on such Interest Determination Date.

     LIBOR NOTES

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless we otherwise specify in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date relating to a LIBOR Note will be determined by the Calculation Agent as follows:

     - As of the Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designed in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appear on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency (as defined) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date or, if pounds sterling is the Index Currency, commencing on that Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement), or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing

       Supplement, or if "LIBOR Reuters" is specified and the Designated LIBOR page by its terms provides only for a single rate), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described below.

     - With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement, or if "LIBOR Reuters" is specified and the Designated LIBOR page by its terms provides only for a single rate), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with Emerson), to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date or, if pounds sterling is the Index Currency, commencing on that Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative of a single transaction in that Index Currency in that market at that time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations.

     - If fewer than two quotations are provided, LIBOR will be determined for the Interest Determination Date as the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent (after consultation with Emerson) for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as the LIBOR rate then in effect on that Interest Determination Date.

     "Index Currency" means the currency specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated or, if the euro is substituted for that currency, the Index Currency will be the euro. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency (or its designated successor), or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on Moneyline Telerate, Inc., or any successor service, on the page specified in the applicable Pricing Supplement, or any other page as may replace that page or that service, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

     PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless we otherwise specify in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan."

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

     - If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan."

     - If the rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, in either H.15(519) or H.15 Daily Update or another recognized electronic source then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date.

     - If fewer than four such rates but more than one such rate appear on the Reuters Screen US Prime 1 Page for the Interest Determination Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with Emerson).

     - If fewer than two such rates appear on the Reuters Screen US Prime 1 Page, the Calculation Agent will determine the Prime Rate on the basis of the rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent (after consulting with Emerson) to provide such rate or rates.

     - If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

     "Reuters Screen US Prime 1 Page" means the display designated as page "US Prime 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US Prime 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless we otherwise specify in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Moneyline Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57," or:

     - if the rate described above is not published by 3:00 p.m., New York City time, on the Calculation Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

     -  if the rate described in the first bullet point is not published in the
        H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury, or

     - in the event that the rate referred to in the second bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

     - if the rate referred to in the third bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

     - if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement, or

     - if the dealers selected by the Calculation Agent are not quoting as mentioned in the fifth bullet point, the Treasury rate will remain the Treasury Rate then in effect on that Interest Determination Date.

The "Bond Equivalent Yield" means a yield calculated in accordance with the following formula:

     Bond Equivalent Yield =    D X N
                             ------------
                             360 - (D X M) X 100

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     CMT RATE NOTES

     CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for:

     (i) if the Designated CMT Telerate Page is 7051, the rate on such Interest Determination Date; and

     (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week or month in which the related Interest Determination Date occurs.

     The following procedures will be used if the Designated CMT Telerate Page is 7051 and the CMT Rate cannot be determined as described above:

     - If such rate is no longer displayed on 7051, then the CMT Rate will be a percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity for such Interest Determination Date as published in the relevant H.15(519) under the caption "Treasury Constant Maturities."

     - If such rate is no longer published, then the CMT Rate will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly published in the relevant H.15(519).

     - If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at "constant maturity" having the Index Maturity on that Interest Determination Date, then the CMT Rate will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time on the Interest Determination Date reported by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the United States Treasury securities with an original maturity equal to the Index Maturity, a remaining term to maturity no more than one year shorter than the Index Maturity and is a principal amount that is representative for a single transaction in such securities in such market at such time.

     - If the Calculation Agent cannot obtain three such quotations, the CMT Rate will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for United States Treasury securities with an original maturity greater than the Index Maturity, a remaining term to maturity closest to the Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time.

     - If three or four (but not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     - If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two such United States Treasury securities with an original maturity greater than the Index Maturity have remaining terms to maturity equally close to the Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used.

     The following procedures will be used if the Designated CMT Telerate Page is 7052 and the CMT Rate cannot be determined as described above:

     - If such rate is no longer displayed on 7052, then the CMT Rate will be a percentage equal to the one-week or one-month, as applicable, average yield for United States Treasury securities at "constant maturity" having the Index Maturity for the week or month, as applicable, preceding such Interest Determination Date as published in the relevant H.15(519) under the caption "Treasury Constant Maturities."

     - If such rate is no longer published, then the CMT Rate will be the one-week or one-month, as applicable, average yield for United States Treasury securities at "constant maturity" having the Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such Interest Determination Date falls.

     - If the Federal Reserve Bank of New York does not publish a one-week or one-month, as applicable, average yield on United States Treasury securities at "constant maturity" having the Index Maturity for the applicable week or month, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time reported by three Reference Dealers in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company and eliminating the highest quotation (or in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the United States Treasury securities with an original maturity equal to the Index Maturity, a remaining term to maturity no more than 1 year shorter than the Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time.

     - If the Calculation Agent cannot obtain three such quotations, the CMT Rate will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for United States Treasury securities with an original maturity greater than the Index Maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time.

     - If three or four (but not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

     - If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two such United States Treasury securities with an original maturity greater than the Index Maturity having remaining terms to maturity equally close to the Index Maturity, the quotes for the Treasury security with the shorter original term to maturity will be used.

     "Designated CMT Telerate Page" means the display on Moneyline Telerate, Inc. (or any successor service) on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15 (519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15
(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

RENEWABLE NOTES

     We may also issue from time to time variable rate Notes that we will automatically renew, subject to certain limitations, by extending the maturity date of the Notes. These "Renewable Notes" will bear interest at the interest rate specified in the Renewable Notes and in the applicable Pricing Supplement. The Renewable Notes will mature on the "Initial Maturity Date" that we specify in the applicable Pricing Supplement, which will also be an Interest Payment Date, unless we extend the maturity of all or any portion of the principal amount in accordance with the procedures described below, which will apply unless we specify otherwise in the Pricing Supplement.

     On specified "Election Dates," which will be the May 15 and November 15 Interest Payment Dates in each year unless we specify different Interest Payment Dates in the applicable Pricing Supplement, we will extend the maturity of the Renewable Notes to the Interest Payment Date occurring twelve months after such Election Date. However, we will not so extend the maturity date if the holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion of the Notes having a principal amount in an Authorized Denomination. To terminate the automatic extension, a holder must deliver a notice to such effect to the Paying Agent not less than nor more than a number of days prior to such Election Date, as specified in the applicable Pricing Supplement. A holder may exercise this option with respect to less than the entire principal amount of the Renewable Notes; provided that the remaining principal amount must be an Authorized Denomination.

     Notwithstanding the foregoing, we may not extend the maturity of the Renewable Notes beyond the "Final Maturity Date," as specified in the applicable Pricing Supplement. If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and does not revoke this election, such portion will become due and payable on the Interest Payment Date falling six months (unless another period is specified in the applicable Pricing Supplement) after the Election Date prior to which the holder made such election. To revoke an election to terminate the automatic extension of maturity as to any portion of the Renewable Notes having a principal amount in an Authorized Denomination, a holder must deliver a notice to such effect to the Paying Agent on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. A holder may make such a revocation for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which such a revocation has not been made is at least in the amount of an Authorized Denomination. Notwithstanding the foregoing, a holder may not make a revocation during the period from and including a Record Date to but excluding the immediately succeeding Interest Payment Date.

     An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon such subsequent holder.

     We may redeem the Renewable Notes in whole or in part at our option on the Interest Payment Dates in each year specified in the applicable Pricing Supplement, commencing with the Interest Payment Date specified in the applicable Pricing Supplement, at a redemption price as stated in the applicable Pricing Supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this Prospectus Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first class mail, postage prepaid, at least 180 days prior to the date fixed for redemption.

EXTENDIBLE NOTES

     The Pricing Supplement relating to each Note (other than an Amortizing
Note) will indicate whether we have the option to extend the maturity of such Note for one or more "Extension Periods," which may be one or more whole years, up to but not beyond the Final Maturity Date set forth in the Pricing Supplement. If we have such option with respect to any such "Extendible Note," the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

     We may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth (a) our election to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 10:00 A.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 A.M., New York City time, on the immediately succeeding Business Day), we may, at our option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period by causing the Paying Agent to send notice of such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) to the holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between us and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period, whether or not tendered for repayment.

     If we elect to extend the maturity of an Extendible Note, the holder of such Note will have the option to require us to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "--Repayment at the Noteholders' Option; Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 P.M., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 P.M., New York City time, on the immediately succeeding Business Day).

CONDITIONAL RIGHT TO SHORTEN MATURITY

     We intend to deduct interest we pay on the Notes for U.S. federal income tax purposes. However, there have been proposed federal tax law changes over the past few years that among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, we can give no assurance that similar legislation affecting our ability to deduct interest paid on the Notes will not be enacted in the future or that any such legislation would not have a retroactive effective date. As a result, we cannot assure you that a Tax Event (as defined below) will not occur.

     If we indicate in the pricing supplement that we have the "conditional right to shorten maturity," then notwithstanding anything else herein, upon the occurrence of a Tax Event, we will have the right to shorten the maturity of the Notes without the consent of the Holders of the Notes. We may shorten the maturity to the minimum extent required, in the opinion of nationally recognized tax counsel, to allow us to deduct interest we pay on the Notes for U.S. federal income tax purposes. If we cannot obtain an opinion as to such a minimum period, the minimum extent so required to maintain our interest deduction (to the extent interest is deductible under current law) will be determined in good faith by the Finance Committee of our Board of Directors, after receipt of an opinion of such counsel regarding the applicable legal standards. If we exercise our right to shorten the maturity of the Notes, the amount payable on the new maturity date will be equal to 100% of the principal amount of the Notes plus interest accrued on the Notes to the new maturity date. We can give no assurance whether or not we would exercise our right to shorten the maturity of the Notes upon the occurrence of a Tax Event or as to the period by which we would shorten the maturity of the Notes. If we elect to exercise our right to shorten the maturity of the Notes upon the occurrence of a Tax Event, we will mail a notice to each Holder of Notes by first-class mail not more than 60 days after the occurrence of the Tax Event, stating the new maturity date of the Notes. This notice shall be effective immediately upon mailing.

     "Tax Event" means that we shall have received an opinion of nationally recognized tax counsel to the effect that as a result of

     - any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States,

     - any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, or

     - any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action described above or a law or regulation of the United States that differs from the then generally accepted position or interpretation, that occurs on or after the date of issuance of the Notes there is more than an insubstantial increase in the risk that any portion of the interest we pay on the Notes is not, or will not be within 90 days of the opinion, fully deductible by us for U.S. federal income tax purposes.

INDEXED NOTES

     We may issue the Notes, from time to time, with the principal amount payable on a date more than nine months from the date of original issue and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to commodity prices, financial or non-financial indices or other factors, as indicated in the applicable Pricing Supplement. Holders of these "Indexed Notes" may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. We will describe specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional U.S. federal tax considerations in the applicable Pricing Supplement.

CURRENCY-LINKED NOTES

     We may issue Notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any Interest Payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "Currency-Linked Notes." The Pricing Supplement will specify the following:

     - information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any Interest Payment Date is linked or indexed;

     - the currency in which the face amount of the Currency-Linked Note is denominated, which we refer to as the "Denominated Currency;"

     - the currency in which principal on the Currency-Linked Note will be paid, which we refer to as the "Payment Currency;"

     - the annual interest rate and the dates on which Emerson will make interest payments;

     - specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

     -  additional tax considerations, if any.

     The Denominated Currency and the Payment Currency may be the same currency or different currencies. Interest on Currency-Linked Notes will be paid in the Denominated Currency.

BOOK-ENTRY SYSTEM

     Upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more global securities. All Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, also will be represented by one or more global securities. Each global security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York,New York, which we refer to as the Depositary, and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes, except under the circumstances described in the Prospectus under "Book-Entry Debt Securities." Certificated Notes will not be exchangeable for Book-Entry Notes and will not otherwise be issuable as Book-Entry Notes.

     A further description of the Depositary's procedures with respect to global securities representing Book-Entry Notes is set forth in the Prospectus under "Book-Entry Debt Securities." The Depositary has confirmed to us, each Agent and the Trustee that it intends to follow such procedures.

OPTIONAL REDEMPTIONS BY US; SINKING FUND

     The Pricing Supplement either will indicate that we may not redeem the Notes prior to maturity or will describe the terms on which the Notes will be redeemable at our option. If the Notes are redeemable, we will mail a notice of such redemption to each holder by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent. Unless otherwise provided in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

     If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless we otherwise specify in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such repayment.

     In order for such a Note to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the third Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and such form duly completed are received by the Paying Agent by such third Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless we otherwise specify in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an Authorized Denomination.

     If a Note is represented by a global security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

PURCHASE OF THE NOTES BY EMERSON IN THE OPEN MARKET OR OTHERWISE

     We may purchase Notes at any price in the open market or otherwise. We may hold, resell or surrender to the relevant Trustee for cancellation any Notes that we purchase.

            UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

     The following summary describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount ("OID" and the "OID Regulations"), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. We undertake no obligation to update this tax summary in the future. This summary applies only to Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as a hedge against, or which are hedged against, currency risks, holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons subject to the alternative minimum tax. Finally, this summary does not discuss Discount Notes (as defined below) that qualify as "applicable high yield discount obligations" under Section 163(i) of the Code. Holders of Discount Notes that are "applicable high yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "U.S. Holder" means an owner of a Note that is for U.S. federal income tax purposes

     -  a citizen or resident of the United States,

     - a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

     The term "U.S. Holder" also includes certain former citizens and residents of the United States whose income and gain on the Notes will be subject to U.S. taxation.

     Special rules apply to Non-U.S. Holders. The term "Non-U.S. Holders" means a beneficial owner of a Note that is not a "U.S. Holder." These rules are discussed below, see "Non-U.S. Holders."

PAYMENTS OF INTEREST

     Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes. Under the OID Regulations, for accrual basis and other electing taxpayers, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "-- Original Issue Discount." Special rules governing the treatment of interest paid with respect to Discount Notes, including certain Floating Rate Notes, Foreign Currency Notes, and Notes providing for payments of principal or interest linked to commodity prices, equity indices or other factors, are discussed below.

ORIGINAL ISSUE DISCOUNT

     In General. A Note that is issued for an amount less than its stated redemption price at maturity generally will be considered to have been issued at an original issue discount for federal income tax purposes (a "Discount Note") unless the Note satisfies a de minimis threshold (as described below) or is a short-term note (as defined below). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold. The "adjusted issue price" of a Note at the beginning of any accrual period is the issue price of the Note increased by the amount of accrued OID for each prior accrual period and decreased by the amount of any payments previously made on the Note that were not qualified stated interest payments, as defined below. The "stated redemption price at maturity" of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest that is unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and is equal to the outstanding principal balance of the Note multiplied by a single fixed rate or certain variable rates of interest, or certain combinations thereof. If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have OID. U.S. Holders of Notes with a de minimis amount of OID generally will include such OID in income as capital gain on a pro rata basis as principal payments are made on the Notes. If a Note has certain interest payment characteristics (e.g., interest holidays, interest payable in additional Notes or stepped interest rates), then the Note also may be treated as having OID for federal income tax purposes, even if such Note was issued at an issue price that does not otherwise result in OID.

     A U.S. Holder of Notes issued with OID will be required to include any qualified stated interest payments in income in accordance with the U.S. Holder's method of accounting for federal income tax purposes. U.S. Holders of Notes that mature more than one year from their date of issuance will be required to include OID in income for federal income tax purposes as it accrues, regardless of such U.S. Holder's method of accounting. The amount of OID included in the income of the U.S. Holder is determined using a constant yield method based on a compounding of interest, which may precede the receipt of cash payments attributable to such income. The amount of OID that accrues in an accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the end of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), over
(b) the sum of the qualified stated interest payments, if any, allocable to the accrual period. Under this method, U.S. Holders of Discount Notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

     Under the OID Regulations, a U.S. Holder may make an election to include in gross income all interest or discount (as adjusted by any premium) that accrues on any Note in accordance with a constant yield method based on the compounding of interest. Special rules apply to such elections and U.S. Holders considering such an election should consult their own tax advisor.

     Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term" Discount Note. Generally, a cash method U.S. Holder of a short-term Discount Note is not required to accrue OID for U.S. federal income tax purposes unless the U.S. Holder elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for federal income tax purposes on the accrual method, and certain other U.S. Holders, including banks and dealers in securities, are required to include OID in income on such short-term Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue OID according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required and who does not elect to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term Discount Notes will be ordinary income to the extent of OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such U.S. Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

     Under applicable regulations, if the Company has an unconditional option to redeem a Note prior to its stated maturity date, this option will be presumed to be exercised if, by utilizing any date on which the Note may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the Note as the stated redemption price at maturity, the yield on the Note would be lower than its yield to stated maturity. If this option is not in fact exercised, the Note would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new Note were issued, on the presumed exercise date for an amount equal to the Note's adjusted issue price on that date. Purchasers of Notes issued with OID permitting redemption prior to maturity should examine carefully the applicable Pricing Supplement and should consult their tax advisors.

     Floating Rate Notes. Under the OID Regulations, Floating Rate Notes are subject to special rules whereby a Floating Rate Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified de minimis amount; (b) it provides for stated interest, paid or compounded at least annually, of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate; (c) it provides that a qualified floating rate or objective rate in effect at any time is set at the current value of that rate; and (d) except as provided under (a) above, it does not provide for any contingent principal payments.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. Although a multiple of a qualified floating rate generally will not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating

Rate Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. A rate is not a "qualified floating rate," however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions on interest) unless such restrictions are fixed throughout the term of the Floating Rate Note or are not reasonably expected to significantly affect the yield on the Floating Rate Note.

     An "objective rate" is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula and that is based upon objective financial or economic information. For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property (within the meaning of Section 1092(d)(1) of the Code). An objective rate, however, does not include a rate based on information that is within the control of the issuer or a related party, or that is unique to the circumstances of the issuer or a related party. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the Internal Revenue Service ("IRS") in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

     The OID Regulations also provide that if a Floating Rate Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Floating Rate Note that provides for stated interest as either a single qualified floating rate or a single objective rate throughout its term qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and that qualifies as a "variable rate debt instrument" under the OID Regulations generally will not be treated as having been issued with OID, unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Note arising from a "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. Moreover, the amount of qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period as determined under the rules described under this paragraph.

     In general, any other Floating Rate Note that qualifies as a "variable rate debt instrument" (i.e., one that provides for interest other than qualified stated interest) will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Floating Rate Note. The OID Regulations generally require that such a Floating Rate Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate initially is converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of its issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note then is converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument, and a U.S. Holder of the Floating Rate Note will account for such OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. For each accrual period appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

     If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note will be treated as a contingent payment debt instrument. Generally, if a Floating Rate
Note is treated as a contingent payment debt instrument, interest payments thereon will be treated as "contingent interest" payments. Under the OID Regulations, interest on a Floating Rate Note is includable in income in a taxable year whether or not the amount of any payment is fixed or determinable in that year. The amount of interest included in income in any particular accrual period is determined by estimating a projected payment schedule for the Floating Rate Note and applying daily accrual rules similar to those for accruing OID on a noncontingent debt instrument (as discussed above). If the actual amount of contingent interest payments is not equal to the projected amount, an adjustment to income at the time of the payment must be made to reflect the difference. We will provide notice in the related Pricing Supplement that a particular Note will be treated as a contingent payment debt instrument and will describe its proper federal income tax treatment.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above, in accordance with the U.S. Holder's method of accounting for federal income tax purposes as described therein. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such U.S. Holder, increased by the amount of any OID (including any de minimis OID) previously included in income by the U.S. Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the U.S. Holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

     Except as described below, gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than one year at the time of such sale, exchange or retirement. Exceptions to this general rule apply in the case of a short-term note to the extent of any accrued discount not previously included in the U.S. Holder's taxable income and Notes treated as contingent payment debt instruments. See "--Original

Issue Discount". In addition, other exceptions to this general rule apply in the case of certain foreign currency notes. See "Foreign Currency Notes" below. Prospective purchasers of Notes should consult their tax advisors concerning the tax consequences of a sale, exchange or other disposition of a Note.

AMORTIZABLE BOND PREMIUM

     If a U.S. Holder purchases a Note for an amount that is greater than the amount payable at maturity, such U.S. Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the term of the Note (where such Note is not optionally redeemable prior to its maturity date). If such Note may be optionally redeemed prior to maturity, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year.

     An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. Generally, a holder may make an election to include in gross income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note over the amount paid for the Note by such holder) in accordance with the constant yield method based on the compounding of interest. If a holder makes such an election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS.

FOREIGN CURRENCY NOTES

     The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

     A U.S. Holder who uses the cash method of accounting for tax purposes and who receives a payment of qualified stated interest in a foreign currency with respect to a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in the foreign currency. For IRS reporting purposes, the Company generally will determine such U.S. dollar value as of the date such payment is made. A cash method U.S. Holder who receives a payment of qualified stated interest in U.S. dollars pursuant to an option available under such Note will be required to include the amount of this payment in income upon receipt.

     In the case of accrual method U.S. Holders and U.S. Holders of Discount Notes, such U.S. Holders will be required to include in income the U.S. dollar value of the amount of interest income (including OID but reduced by amortizable bond premium to the extent applicable) that has accrued and otherwise is required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such U.S. Holder will recognize ordinary income or loss, if any, with respect to the foreign currency payment of such accrued interest on the date such income actually is received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment when received (or, where a U.S. Holder receives U.S. dollars, the amount of such payment received) and the U.S. dollar value of interest income that has accrued during the accrual period for which the payment is received (as determined above). A U.S. Holder may elect to translate interest income (including OID) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of an accrual period spanning two taxable years, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

     OID and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

     If a Note was issued with amortizable bond premium and a U.S. Holder has made an election to amortize such premium under Section 171 of the Code, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal. Any exchange gain or loss will be ordinary income or loss as described below. With respect to a U.S. Holder that does not elect to amortize bond premium under
Section 171 of the Code, the amount of bond premium will constitute a market loss when the bond matures.

     A U.S. Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note determined on the date of purchase. In the event of any subsequent adjustment to such U.S. Holder's basis, the amount of the adjustment will be the U.S. dollar value of the foreign currency amount of the adjustment determined on the date of the adjustment. A U.S. Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such Holder's tax basis in the foreign currency and the U.S. dollar value of the Foreign Currency Note on date of purchase.

     Gain or loss realized upon the sale, redemption, exchange, retirement or other taxable disposition of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense, except to the extent provided in IRS administrative pronouncements. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such
Note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such U.S. Holder acquired such Note, and the U.S. dollar value of the accrued interest, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be realized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the "qualified business unit" of the U.S. Holder on whose books the Note is properly reflected. Any gain or loss realized by such a U.S. Holder in excess of such foreign currency gain or loss generally will be capital gain or loss except, in the case of gain on a short-term Discount Note, to the extent of any OID not previously included in the U.S. Holder's income, which will be ordinary income.

     A U.S. Holder will have a tax basis in any foreign currency received on the sale, redemption, exchange, retirement or other taxable disposition of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, redemption, exchange, retirement or other taxable disposition. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

EXTENSION OF MATURITY

     The extension of the maturity of a Note pursuant to its original terms may be viewed as a taxable exchange if the extension of the final maturity date is considered a significant modification as defined under Section 1.1001-3 of the Treasury Regulations. Holders intending to purchase Notes that have such terms for extension should refer to the discussion relating to taxation in the applicable Pricing Supplement.

RENEWABLE NOTES, EXTENDIBLE NOTES, AMORTIZING NOTES, ETC.

     The tax considerations relevant to Renewable Notes, Extendible Notes, Amortizing Notes and other Notes with special terms will be described in an applicable Pricing Supplement, and each prospective purchaser should consult its tax advisor about such matters.

NOTES LINKED TO COMMODITY PRICES, EQUITY INDICES OR OTHER FACTORS

     The U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of Indexed Notes and Notes that are exchangeable into the stock or a debt instrument of another issuer may vary depending on the exact terms of the Notes. Such Notes generally will be treated as contingent payment debt instruments. See the discussion of contingent payment debt instruments in "--Floating Rate Notes," above. U.S. Holders intending to purchase such Notes should refer to the discussion relating to taxation in the applicable Pricing Supplement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes.

     Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 30% (subject to periodic reductions through 2006) on payments of principal, premium and interest (including the accrual of OID, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if
(i) the U.S. Holder fails to furnish its Taxpayer Identification Number ("TIN"), which, for an individual, would be his Social Security number, (ii) the Company is notified by the IRS that the U.S. Holder furnished an incorrect TIN, (iii) the Company is notified by IRS that the U.S. Holder has failed to report properly payments of interest and dividends or (iv) the U.S. Holder fails to certify, under penalty of perjury, that he has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

NON-U.S. HOLDERS

 U.S. Federal Withholding Tax

     Subject to the discussion of backup withholding below, payments of principal and interest (including OID) by us or our paying agent to any Non-U.S. Holder (a holder who is a beneficial owner of a Note but is not a U.S. Holder) will be exempt from the 30% U.S. federal withholding tax (or such lower rate as determined under applicable treaty), provided that (i) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership or bank receiving interest described in Section 881(c)(3)(A) of the Code and (iii) either (A) the beneficial owner of the Note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business certifies to us or our agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it and delivers to us or our agent a copy of such certification.

     The rules described above will not apply to contingent interest if the amount of such interest is contingent interest described in Section 871(h)(4) of the Code (generally, interest determined with reference to the profitability or similar indicia of our financial performance or financial performance of a related person). Unless otherwise specified in the applicable Pricing Supplement we do not expect to pay this type of interest.

     If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States and if interest (including OID), or gain on the Note is effectively connected with the conduct of such trade or business, such Non-U.S. Holders, although exempt from U.S. withholding tax (by reason of the delivery of a properly completed IRS Form W-8ECI) will be subject to U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

     Subject to the discussion of "backup withholding" below, any capital gain realized upon the sale, exchange or retirement of a Note by a Non-U.S. Holder will not be subject to U.S. federal income or withholding taxes unless (i) such gain is effectively connected with a United States trade or business of the Non-U.S. Holders or (ii) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met. In the event clause (ii), but not clause (i), applies, the gain generally will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses.

 Backup Withholding and Information Reporting

     Backup withholding and information reporting generally will not apply to payments made by us or our agent to a Non-U.S. Holder of a Note who has provided the required certification under penalties of perjury that it is not a United States person as described above or has otherwise established an exemption, provided that neither we nor our agent has actual knowledge that the payee is a United States person.

     Payments on the sale, exchange or retirement of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. If, however, such broker is (i) a United States person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through a United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     If you are not a U.S. Holder, you should consult your tax adviser regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement, as amended, between us and the Agents, the Notes may be offered from time to time by us through Banc of America Securities

LLC, Banc One Capital Markets, Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and/or Salomon Smith Barney Inc. (individually, an "Agent" and collectively, the "Agents"), who have agreed to use their best efforts to solicit offers to purchase Notes. We will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. Unless otherwise provided in the Pricing Supplement, we will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an order to purchase received by such Agent, a commission ranging from .125% to .750% of the principal amount of Notes to be sold; provided, however, that commissions with respect to Notes maturing more than thirty years from the date of issue will be negotiated. However, other commission rates may apply if we otherwise agree with one or more agents.

     We may sell, or solicit, or accept offers to purchase Notes directly from, and sell Notes directly to, investors. In this case, no underwriters or agents would be involved. No commission will be payable on Notes we sell directly to investors.

     We may accept offers to purchase Notes through other agents and may appoint additional agents for the purpose of soliciting offers to purchase Notes, in either case on terms substantially identical to the terms contained in the Distribution Agreement with the Agents. Any other additional agents will be named in the applicable Pricing Supplement.

     If we sell Notes to an Agent as principal, the Agent will purchase the Notes for its own account at a discount to be agreed upon by us and the Agent at the time of sale. Unless otherwise stated in the applicable Pricing Supplement, the discount will be within the range of .125% to .750% of the principal amount per Note. The Agents may resell the Notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In addition, the Agents may offer Notes they have acquired as principal to other dealers. The Agents may sell Notes to any dealer at a discount and that discount will not be in excess of the discount received by the Agent from us, unless specified in the applicable Pricing Supplement. The obligations of the Agents to purchase the Notes as principal will be subject to certain conditions. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes, in the open market. Finally, the Agents may reclaim selling concessions allowed to any agent or a dealer for distributing the Notes in the offering, if the Agents repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Agents are not required to engage in any of these activities and may end any of these activities at any time.

     Underwriters, dealers, and agents that participate in the distribution of the Notes may be underwriters as defined in the Securities Act of 1933, as amended. Any discounts or commissions that they receive from us and any profit on their resale of the Notes may be treated as underwriting discounts and commissions under the Securities Act. We have agreements with the Agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the Agents may be required to make. Agents or their affiliates may engage in other transactions with, or perform other services for, us or our subsidiaries in the ordinary course of their businesses.

     We do not intend to apply for listing of the Notes on a national securities exchange. The Agents have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations. However, the Agents are not obligated to do so and may discontinue making a market at any time. We cannot assure you as to the liquidity of the trading market for the Notes.

                             VALIDITY OF THE NOTES

     H.M. Smith, Esq., Emerson's Assistant General Counsel, will pass upon the legality of the Notes for Emerson. Mr. Smith is a participant in various employee benefit plans offered by Emerson and owns and has options to purchase shares of Emerson's common stock.

                                 [EMERSON LOGO]

                                DEBT SECURITIES

                         ------------------------------

     This Prospectus describes Debt Securities which Emerson Electric Co. may issue and sell at various times:

     - The Debt Securities may be debentures, notes (including notes commonly known as medium-term notes) or other unsecured evidences of indebtedness of Emerson.

     -  We may issue the Debt Securities in one or several series.

     - The total principal amount of the Debt Securities to be issued under this Prospectus will be not more than $2,000,000,000 (or the equivalent amount in other currencies).

     - The terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a Prospectus Supplement which will be delivered together with this Prospectus at the time of sale.

     We may sell Debt Securities to or through underwriters, dealers or agents. We may also sell Debt Securities directly to investors. More information about the way we will distribute the Debt Securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities.

     Unless we state otherwise in a Prospectus Supplement, we will not list any of the Debt Securities on any securities exchange.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS AUGUST 14, 2002.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except that which is in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representations, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy such Debt Securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................      2
INFORMATION ABOUT EMERSON...................................      3
USE OF PROCEEDS.............................................      3
RATIO OF EARNINGS TO FIXED CHARGES..........................      3
DESCRIPTION OF THE DEBT SECURITIES..........................      4
BOOK-ENTRY DEBT SECURITIES..................................      8
PLAN OF DISTRIBUTION........................................     10
EXPERTS.....................................................     10

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities. This Prospectus is part of a Registration Statement we filed with the SEC.

     - Our Annual Report on Form 10-K for the year ended September 30, 2001.

     - Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002.

     - Our Current Report dated October 21, 2001.

     You may receive a copy of any of these filings, at no cost, by writing or telephoning H. M. Smith, our Assistant General Counsel, at Emerson Electric Co., Station 2431, 8000 West Florissant Avenue, St. Louis, Missouri 63136, telephone 314-553-2431, e-mail harley.smith@emrsn.com.

     We have filed with the SEC a Registration Statement to register the Debt Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                           INFORMATION ABOUT EMERSON

     Emerson Electric Co. was incorporated in Missouri in 1890. We were originally engaged in the manufacture and sale of electric motors and fans. We subsequently expanded our product lines through internal growth and acquisitions. We are now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems throughout the world. Our principal executive offices are at 8000 West Florissant Avenue, St. Louis, Missouri 63136. Our telephone number is (314) 553-2000.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, we intend to add the net proceeds from the sale of the Debt Securities to our general funds. We expect to use the proceeds for general corporate purposes, which may include working capital, capital expenditures, and the repayment of short-term borrowings. Before we use the proceeds for these purposes, we may invest them in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computation of this ratio, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.

                                                                                             NINE MONTHS
                                                         YEAR ENDED SEPTEMBER 30,           ENDED JUNE 30,
                                                  --------------------------------------    --------------
                                                  1997     1998     1999    2000    2001         2002
                                                  -----    -----    ----    ----    ----         ----
Ratio of Earnings to Fixed Charges.............   11.3x    10.2x    9.0x    7.2x    5.3x         5.9x
                                                  =====    =====    ====    ====    ====         ====

                       DESCRIPTION OF THE DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of the Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which such general provisions may not apply to the Debt Securities we are offering. When we refer to the Prospectus Supplement we are also referring to any applicable Pricing Supplement.

     We will issue the Debt Securities under an Indenture between us and The Bank of New York, which is serving as Trustee. We are summarizing certain important provisions of the Indenture and the Debt Securities. We do not restate the Indenture or the Debt Securities in their entirety. We urge you to read the Indenture and the Debt Securities because they, and not this description, define your rights as holders of the Debt Securities. We filed the Indenture as an exhibit to the Registration Statement that includes this Prospectus. When we use capitalized terms that we don't define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of Emerson.

     The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series, each of which may have different terms.

     The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

     - The title of the Debt Securities.

     - Any limit on the amount of the Debt Securities that we may offer.

     - The price at which Emerson is offering the Debt Securities. We will usually express the price as a percentage of the principal amount.

     - The maturity date of the Debt Securities.

     - The interest rate per annum on the Debt Securities. We may specify a fixed rate or a variable rate, or we may offer Debt Securities that do not bear interest but are sold at a substantial discount from the amount payable at maturity.

     - The date from which interest on the Debt Securities will accrue.

     - The dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest.

     - If applicable, the dates on which or after which, and the prices at which, we are required to redeem the Debt Securities or have the option to redeem the Debt Securities.

     - If applicable, any limitations on our right to defease our obligations under the Debt Securities by depositing cash or securities.

     - The amount that we would be required to pay if the maturity of the Debt Securities is accelerated, if that amount is other than the principal amount.

     - Any additional restrictive covenants or other material terms relating to the Debt Securities.

     - Any additional Events of Default that will apply to the Debt Securities.

     - If we will make payments on the Debt Securities in any currency other than United States dollars, the currency or composite currency in which we will make those payments. If the currency will be determined under an index, the details concerning such index.

     - Any other material terms of the Debt Securities.

PAYMENTS ON DEBT SECURITIES

     We will make payments on the Debt Securities at the office or agency we will maintain for that purpose (which will be the Corporate Trust Office of the Trustee in New York, New York unless we indicate otherwise in the Prospectus Supplement) or at such other places and at the respective times and in the manner as we designate in the Prospectus Supplement. (Sections 3.1 and 3.2) As explained under "Book-Entry Debt Securities" below, The Depository Trust Company or its nominee will be the initial registered Holder unless the Prospectus Supplement provides otherwise.

FORM, DENOMINATIONS AND TRANSFERS

     Unless otherwise indicated in the Prospectus Supplement:

     - The Debt Securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof.

     - We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges (if any). (Section 2.8)

ORIGINAL ISSUE DISCOUNT SECURITIES

     If Debt Securities are Original Issue Discount Securities, we will offer and sell them at a substantial discount below their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities in the Prospectus Supplement. "Original Issue Discount Security" means any security which provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity. (Section 5.1)

INDEXED DEBT SECURITIES

     We may issue Debt Securities under which the principal amount payable at maturity or the amount of interest payable will be determined by reference to currency exchange rates, commodity prices, equity indices or other factors. In that case, the amount we will pay to the Holders will depend on the value of the applicable currency, commodity, equity index or other factor at the time our payment obligation is calculated. We will include information in the Prospectus Supplement for those Debt Securities about how we will calculate the principal or interest payable, and will specify the currencies, commodities, equity indices or other factors to which the principal amount payable at maturity or interest is linked. We will also provide information about certain additional tax considerations which would apply to the Holders of those Debt Securities.

CERTAIN RESTRICTIONS

     Unless we otherwise specify in the Prospectus Supplement, there will not be any covenants in the Indenture or the Debt Securities that would protect you against a highly leveraged or other transaction involving Emerson that may adversely affect you as a holder of Debt Securities. If there are provisions that offer such protection, they will be described in the Prospectus Supplement.

     Limitations on Liens. Under the Indenture, we and our Restricted Subsidiaries (defined below) may not issue any debt for money borrowed, or assume or guarantee any such debt, which is secured by a mortgage on a Principal Property (defined below) or shares of stock or indebtedness of any Restricted Subsidiary, unless such mortgage similarly secures your Debt Securities. A Principal Property is any manufacturing plant or manufacturing facility that we or any Restricted Subsidiary owns, is located within the continental United States and, in the opinion of our Board of Directors, is of material importance to our total business that we and our Restricted Subsidiaries conduct, taken as a whole. The above restriction will not apply to debt that is secured by:

     - mortgages on property, shares of stock or indebtedness of any corporation that exists when it becomes a Restricted Subsidiary;

     - mortgages on property that exist when we acquire the property and mortgages that secure payment of the purchase price of the mortgaged property;

     - mortgages that secure debt which a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

     - mortgages that existed at the date of the Indenture;

     - mortgages on property of a company that exist when we acquire the company;

     - mortgages in favor of a government to secure debt that we incur to finance the purchase price of the property that we mortgage; or

     - extensions, renewals or replacement of any of the mortgages described above.

A Restricted Subsidiary is a direct or indirect subsidiary of Emerson if substantially all of its property is located in the continental United States and if it owns any Principal Property (except a subsidiary principally engaged in leasing or in financing installment receivables or overseas operations).

     The Indenture also excepts from this limitation on liens secured debt of up to 10% of our consolidated net tangible assets. (Section 3.6)

     Limitation on Sale and Leaseback Transactions. We may not enter into sale and leaseback transactions involving any Principal Property, except for leases of up to three years, unless

     - we could issue debt secured by the property involved (under the limitations on liens described above) in an amount equal to the Attributable Debt which would be calculated under the Indenture based on the rental payments to be received, or

     - we pay other debt within 90 days in an amount not less than such Attributable Debt amount. (Section 3.7)

     Restrictions on Consolidation, Merger or Sale. We may not consolidate or merge or sell or convey all or substantially all of our assets unless (a) the surviving corporation (if it is not Emerson) is a domestic corporation and assumes our obligations on your Debt Securities under the Indenture and (b) immediately after such transactions, there is no default. (Section 9.1)

DEFEASANCE

     The Indenture includes provisions allowing defeasance that we may choose to apply to Debt Securities of any series. If we do so, we would deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on those Debt Securities. If we make such a deposit with respect to your Debt Securities, we may elect either:

     - to be discharged from all our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

     - to be released from our restrictions described above relating to liens and sale/leaseback transactions.

     To establish such a trust, we must deliver to the Trustee an opinion of our counsel that the Holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. There may be additional provisions relating to defeasance which we will describe in the Prospectus Supplement. (Sections 13.1, 13.2, 13.3 and 13.4)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     If certain Events of Default by us specified in the Indenture happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of a series may declare the principal, and accrued interest, if any, of all securities of such series to be due and payable. If other specified Events of Default happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of all series may declare the principal, and accrued interest, if any, of all the outstanding Debt Securities to be due and payable. (Section 5.1)

     An Event of Default in respect of any series of Debt Securities means:

     - default for 30 days in payment of any interest installment;

     - default in payment of principal, premium, sinking fund installment or analogous obligation when due;

     - unless stayed by litigation, default, for 90 days after notice to us by the Trustee or by the Holders of 25% in principal amount of the outstanding Debt Securities of such series, in performance of any other covenant in the Indenture governing such series; and

     - certain events of our bankruptcy, insolvency and reorganization. (Section 5.1)

     Within 90 days after a default in respect of any series of Debt Securities, the Trustee must give to the Holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold such notice if it in good faith determines that such withholding is in the interest of such Holders. The term "default" means, for this purpose, the happening of any Event of Default, disregarding any grace period or notice requirement. (Section 5.11)

     Before the Trustee is required to exercise rights under the Indenture at the request of Holders, it is entitled to be indemnified by such Holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Sections 6.1 through 6.13)

     If any Event of Default has occurred, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 5.9)

     We must file an annual certificate with the Trustee that it is in compliance with conditions and covenants under the Indenture. (Section 3.5)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of a series, on behalf of the Holders of all Debt Securities of such series, or the Holders of a majority of all outstanding Debt Securities voting as a single class, on behalf of the Holders of all outstanding Debt Securities, may waive any past default or Event of Default, or compliance with certain provisions of the Indenture, but may not waive among other things an uncured default in payment. (Sections 5.1 and 5.10)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     If we receive the consent of the holders of a majority in principal amount of the outstanding Debt Securities affected, we may enter into supplemental indentures with the Trustee that would

     - add, change or eliminate provisions in the Indenture; or

     - change the rights of the Holders of Debt Securities.

     However, unless we receive the consent of all of the affected Holders, we may not enter into supplemental indentures that would with respect to the Debt Securities of such Holders:

     - change the maturity;

     - reduce the principal amount or any premium;

     - reduce the interest rate or extend the time of payment of interest;

     - reduce any amount payable on redemption or reduce the amount of the principal of an Original Issue Discount Security that would be payable on acceleration;

     - impair or affect the right of any Holder to institute suit for payment;

     - change any right of the Holder to require repayment; or

     - reduce the requirement for two-thirds approval of supplemental indentures. (Section 8.2)

REGARDING THE TRUSTEE

     The Trustee is The Bank of New York. The Trustee is a lender to us under our revolving credit agreement. From time to time, we may enter into other banking relationships with the Trustee.

                           BOOK-ENTRY DEBT SECURITIES

     The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each Holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a Holder of Debt Securities under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of such securities in definitive form. Such limits and such laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Emerson, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of such participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series only if (x) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be
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a clearing agency registered under the 1934 Act and we don't appoint a successor within 90 days, (y) we decide that the global security shall be exchangeable or
(z) there is an Event of Default under the Indenture or an event which with the giving of notice or lapse of time or both would become an Event of Default with respect to the Debt Securities represented by such global security. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of such series equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. We would issue the certificates for such Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

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                              PLAN OF DISTRIBUTION

     We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. Such firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Debt Securities offered by such Supplement.

     We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any such underwriter, dealer or agent, and we will describe any such compensation, in the Prospectus Supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the 1933 Act. We may also agree to contribute to payments which the underwriters, dealers or agents may be required to make in respect of such liabilities.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into such contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into such agreements concerning any series of Debt Securities, we will indicate that in the Prospectus Supplement.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

                                    EXPERTS

     The consolidated financial statements of Emerson Electric Co. and subsidiaries as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

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